Exhibit 16.1

August 27, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read SmartRent, Inc. (formerly known as Fifth Wall Acquisition Corp. I) statements included under Item 4.01 of its Form 8-K dated August 24, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on August 24, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York